                                                                   EXHIBIT 10.5



                                 EMPLOYMENT AGREEMENT


    Employment Agreement (the "Agreement"), dated September 1, 1997, by and between Pentegra Dental Group, Inc., a Delaware corporation (the "Company"), and Sam H. Carr ("Employee").

    In consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

    Section 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

    Section 2. DUTIES. Employee shall serve as the Chief Financial Officer of the Company. Employee agrees to devote his full time and best efforts to the performance of his duties to the Company. Effective as of the consummation of the IPO (as defined herein) of the Company and thereafter during the term of this Agreement, the Company shall use its best efforts to elect Employee as a director of the Company. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona, and that he shall relocate to the Phoenix, Arizona area no later than January 1, 1998.

    Section 3. TERM. The term of this Agreement shall be for five (5) years ("Term"), commencing on the date hereof (the "Commencement Date").

    Section 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

         (a) BASE SALARY. Commencing on the Commencement Date, Employee shall be entitled to receive a base salary of $120,000.00 per annum or as increased from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors ("Compensation Committee"). Upon the consummation of the initial public offering of the Company's common stock ("IPO"), Employee shall be entitled to receive a base salary of $175,000.00 per annum or as increased from time to time by the Board of Directors of the Company or the Compensation Committee. Additionally, on the date of the closing of the IPO, Employee shall be entitled to receive additional salary equal to $4,583 multiplied by the number of months between the date hereof and the closing of the IPO (or a pro rata amount thereof if less a full month). The amount payable in the preceding sentence, less withholdings set forth in Section 12(b) hereof, shall be paid to Employee within thirty (30) days of the closing of the IPO.

         (b) BONUS. Commencing January 1, 1998, Employee shall be eligible to receive a bonus each year during the term of this Agreement in accordance with the bonus plan set forth on Exhibit A. Such bonus shall be payable by the Company to Employee on or before 90 days from the end of each calendar year.

         (c) BENEFITS. The Company shall grant Employee options to purchase shares of the Company's Common Stock at the initial public offering price for the Company's Common Stock on terms and in a quantity to be agreed upon following good faith negotiations between the Company's management team and the underwriters of the IPO, which terms shall be consistent with the terms of the stock option plans adopted by the Company pursuant to which the options are granted. Such options will be for 100,000 shares and will vest 20% each year for five years; provided, however, that such options shall be ratably decreased with members of executive management of the Company should the underwriters of the IPO determine the necessity for a decrease in the outstanding options of the Company.

         In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate committee of the Board of Directors of the Company with respect to programs calling for such approvals or grants. Additionally, Employee shall be entitled to medical, dental, disability, life insurance and other benefits as are generally made available to the executive employees of the Company. Medical, dental and other health insurances shall also be provided for Employee's spouse and children. Medical insurance shall be provided to Employee, his spouse and children on the date hereof, provided, however, that at the election of Employer, Employer may reimburse Employee for expenses incurred as a result of exercise of his continuation (COBRA) rights for such insurance and Employee shall make such COBRA election at the request of Employer. Employee shall be entitled to three (3) weeks vacation and such other days for personal use as reasonably determined by the Company.

    Section 5. EXPENSES. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates, mobile telephone and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. The Company will reimburse Employee for all reasonable duplicate living costs incurred by Employee between the date hereof and the earlier of (i) the relocation of Employee to Phoenix, Arizona, or (ii) January 1, 1998; provided, however, that if the closing of the IPO shall occur after December 31, 1997, the reimbursement of reasonable duplicate living costs shall be payable by Employer to Employee for thirty (30) days following the closing of the IPO.

    Section 6.  COMMON STOCK.   The Company agrees to issue 100,000 shares of
common stock of the Company to Employee on the date hereof. The Company agrees to provide Employee with a copy of an appraisal ("Appraisal") indicating the value of such shares as of the date hereof and the value of the common stock of the Company as of May 22, 1997. In the event that the Internal Revenue Service or a reputable third-party accountant engaged by Employee and approved by Employer determines that the issuance of such shares shall constitute compensation to Employee for 1997, on April 15, 1998 or an earlier date as required to avoid tax penalty for an estimated payment, Employer agrees to make a non-recourse loan (the "Loan") to Employee in the amount of the actual tax liability incurred or reasonably determined by such third-party accountant, provided, however, that the amount of such loan shall not exceed (i) 40%, multiplied by (ii) 100,000 shares, multiplied by (a) the value of the Company's common stock as of the date hereof as indicated by the Appraisal, less (b) the value of the Company's common stock as of the May 22, 1997 as indicated by the Appraisal. The Loan shall be secured by the 100,000 shares of common stock issued to Employee on the date hereof, shall be payable by Employee to Employer no later than one year and ninety days from the closing of the IPO and shall not bear interest. Employee agrees to execute all stock pledge agreements, promissory notes, blank stock powers and other documents reasonably required by Employer to evidence the repayment of the Loan and to grant the security interest as set forth above.

    Section 7. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the Term, except that the employment of Employee hereunder will terminate earlier upon the occurrence of the following events:

         (a) DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         (b) FOR CAUSE. The Company may terminate the Employee's employment for "Cause" immediately upon written notice by the Company to Employee.
    For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or (iii) Employee has been convicted of a felony. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         (c) BY COMPANY WITHOUT CAUSE. The Company may terminate this Agreement during the Term at any time for any reason without cause. In the event of the termination of this Agreement pursuant to this subsection, the Company will pay Employee, as

    Employee's sole remedy in connection with such termination, severance pay in the amount determined by multiplying (i) Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment, by (ii) in the event the Employee has relocated to the Phoenix, Arizona area, twelve (12) months, or in the event the Employee has not relocated to the Phoenix, Arizona area, six (6) months. The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will also pay Employee the bonus due Employee under Section 4(b) hereunder accrued to the date of termination, which bonus shall be payable on the date for payment set forth in Section 4(b) hereof. The Company will pay the severance payments provided for in this subsection (other than in the foregoing sentence) in a lump sum amount concurrent with Employee's termination of employment. The Company will not be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination.

    Section 8. EFFECT OF TERMINATION ON OPTIONS. The Employee has been granted options to purchase shares of the Company's Common Stock and may continue to be granted such options from time to time. The effect of the termination of the Employee's employment on such options shall be determined by the option plan.

    Section 9. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

    Section 10. NONCOMPETITION. Until one year after termination of Employee's employment with the Company for any reason, whether voluntary or involuntary, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which relate to the acquisition and consolidation of dental practices which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"), (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated
Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted", as used herein, shall mean those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 10 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter;
and Employee agrees that this Section 10 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

    Section 11.  INDEMNIFICATION.  The Company shall indemnify and hold
Employee harmless from all liabilities, losses, damages, actions, suits, costs and expenses (including but not limited to, reasonable fees and disbursements of counsel through appeal) arising from or by reason of or resulting from any action taken by Jack N. McCrary, Ankle & Foot Centers of America, LLC, American Medical Providers, Inc. or their successors against Employee based on Employee's resignation from Ankle & Foot Centers of America, LLC and American Medical Providers, Inc. or that certain letter dated September 6, 1996 between Ankle & Foot Centers and Employee.

    Section 12.  GENERAL.

         (a) NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 12(a):

    If to the Company, to:                  with a copy to:

    Pentegra Dental Group, Inc.             Jackson & Walker, L.L.P.
    2999 N. 44th Street, Suite 650          901 Main Street, Suite 6000
    Phoenix, Arizona 85018                  Dallas, Texas 75202
    Attn: Chief Executive Officer           Attn: James S. Ryan, III
    Fax No.: (602) 952-0544                 Fax No.: (214) 953-5822

    If to Employee, to:

    Sam H. Carr
    14755 Kellywood
    Houston, Texas 77079


         (b) WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

         (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 9 and 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

         (i) BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company.
    If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

         (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         (k) GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

    Section 13. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

    EXECUTED as of the date and year first above written.

                                   PENTEGRA DENTAL GROUP, INC.


                                   By: /s/ Gary S. Glatter
                                      -----------------------------------------
                                       Gary S. Glatter, Chief Executive Officer

                                   EMPLOYEE


                                   /s/ Sam H. Carr
                                   --------------------------------------------
                                   Sam H. Carr

                                      EXHIBIT A

                                        BONUS


    Employee shall be eligible to receive an annual cash bonus in an amount equal to up to 50% of his base salary in the event that the Company experiences at least 20% or greater growth in earnings per share on a year to year basis (calculated on a pro forma basis for the calendar year prior to the Company's first fiscal year of operations). For purposes of determining the applicable year's earnings per share, the cash bonus payable hereunder and under all other similar agreements between the Company and its officers shall be included prior to such determination.

    Percentage Increase in             Bonus as a Percentage
    Earnings Per Share                 Of Annual Base Salary

    20.0-22.5%                         10%
    Over 22.5-25.0%                    20%
    Over 25.0% to 27.5%                30%
    Over 27.5% to 30.0%                40%
    Over 30.0%                         50%

                          ADDENDUM TO EMPLOYMENT AGREEMENT

    This Addendum to Employment Agreement shall be made a part of the Employment Agreement dated September 1, 1997, between Pentegra Dental Group, Inc. and Sam H. Carr.

    Upon relocation of the Employee to Phoenix, Arizona, Employee shall be entitled to receive reimbursement of the moving/relocation expenses set forth below:

    The Company will reimburse the Employee for all reasonable, out-of-pocket and adequately documented moving expenses. The term "reasonable, out-of-pocket and adequately documented moving expenses incurred by Employee" shall include the following:

    1. Expenses incurred by Employee in connection with the sale of Employee's present principal residence, such as real estate commissions and closing costs, payable in connection with such sale but not including an equity loss on the sale of such residence;

    2. Expenses in the form of closing costs, but excluding prepayments and mortgage discount points, incurred by Employee in connection with the purchase by Employee of a new permanent principal residence in the area where the Employee is being asked to relocate;

    3. Expenses incurred by Employee for the packing and moving of usual and customary personal property and automobiles of Employee located in the present principal residence to the Employee's new residence;

    4. Expenses incurred by Employee for up to two (2) trips to the relocation area, of up to three (3) days and nights, for Employee and Employee's spouse in connection with Employee's efforts to locate a new permanent residence (such expenses to include airfare, hotel and automobile rental).

    5. Cash reasonably calculated by the Company to negate adverse income tax consequences to Employee of the foregoing reimbursement.